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                                                                    EXHIBIT 6.6

                              COMMISSION AGREEMENT

                  THIS AGREEMENT made this 20th day of December, 1994 by and between MEDIA DROP-IN PRODUCTIONS, INC., a Delaware corporation, ("MDI") and STAMFORD MEDIA GROUP, LLC , a Connecticut limited liability company ("Company").

                                 R E C I T A L S

         WHEREAS, MDI is a corporation which engages in the business of promotional fulfillment, including fulfillment of second chance prizes in the lottery industry, having its principal offices in Hartford, Connecticut; and

         WHEREAS, Company is knowledgeable regarding procurement of video tapes, audio tapes and compact disks as a result of its involvement in the entertainment industry; and

         WHEREAS, Company is willing to act as a procurement representative for MDI, provided that it receive a commission based on the Collections (as herein defined) of MDI, and MDI desires the services of Company as a procurement representative, upon commission schedule and the other terms and conditions herein contained.

         NOW, THEREFORE, in consideration of the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MDI and Company agree as follows:

                  1. SERVICES. MDI hereby contracts for the services of Company, as an independent contractor, and Company agrees to render such services, upon the terms and conditions herein contained. Nothing herein contained shall require Company to maintain any fixed schedule or minimum number of hours of work. The services to be rendered by Company are as follows:

                           (a) During the term of this Agreement, Company
shall assist MDI in procurement of video and audio entertainment media upon favorable terms and conditions. Company shall perform the foregoing duties by introducing MDI to individuals and corporations in the entertainment industry (collectively the "Supply Sources"), and assisting MDI in the negotiation of supply contracts with the Supply Sources. MDI acknowledges that most of the Supply Sources are located in New York or California, and as a result thereof, the work to be performed under this Agreement will be performed outside of the State of Connecticut.

                           (b) During the term of this Agreement (as defined
in paragraph 2 below), a representative of Company shall be available at reasonable times for purposes of telephonic discussions with MDI, its officers and directors, with regard to the marketing of the business of MDI, and such other areas as MDI may request. When reasonably requested, a representative of Company shall participate in meetings with the management or the customers or suppliers of MDI, at the expense of MDI, including the representative's transportation, lodging and meal expenses. In carrying out the foregoing, Company shall use its best efforts to further MDI's interest and not to in any way, directly or indirectly, injure the reputation of MDI.

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                           (c) Company shall faithfully and industriously
assume and perform with skill, care, diligence and attention all responsibilities and duties imposed upon Company under this Agreement.

                           (d) Company shall have no authority to enter into
any contracts binding upon MDI, which would create any obligations on the part of MDI, except as may be specifically authorized by MDI.

                           (e) During the term of this Agreement, Company
shall not engage and/or perform services of any nature in any capacity for any person, corporation, partnership or other entity engaged in the lottery prize fulfillment business, provided that the foregoing shall not in any way restrict or prohibit Company from engaging in any other consulting services, employment, or other gainful activity outside of the lottery prize fulfillment business.

                  2. TERM.

                           (a) This Agreement shall be binding and fully
enforceable against the parties immediately upon the execution hereof. The term of this Agreement (the "Term") shall be for a period commencing on December 15,1994 (the "Start Date"), and this Agreement shall terminate on December 14, 1997.

                           (b) In the event that by the expiration of the
Term, Collections (as herein defined) during the Term are less than $27,300,000.00, then Company shall have the right to renew this Agreement for additional periods of one (1) year each running from December 15, 1997 until $27,300,000.00 of Collections accounting from December 15, 1994 is reached, after which time there shall be no right of renewal. Such right of renewal shall be exercised by written notice from Company to MDI at least fifteen
(15) days prior to the expiration of the Term or the then current renewal term. In the event that Company validly exercises its renewal option and MDI desires not to have this Agreement renewed, then MDI shall deliver notice thereof to Company on or before the expiration date of the Term or the then current renewal term, which notice shall be accompanied by MDI's Promissory
Note in the form attached hereto and made a part hereof as Exhibit A, wherein MDI shall agree to pay Company the difference between $808,250.00 and the amount of Commission (as herein defined) previously paid under this Agreement, together with interest at the rate of three percent (3%) above the Wall Street Journal Prime Rate, payable in twenty-four (24) consecutive equal monthly installments of principal and interest, the first of which shall be due on the fifteenth day of the first month after the expiration of this Agreement. Upon delivery of the Promissory Note, MDI shall be released from all obligations under this Agreement, including any further obligations to pay Commission. Except as expressly provided in this subparagraph (b), neither party shall have any right of renewal.

                  3. COMMISSIONS. For the procurement services to be rendered hereunder, MDI shall pay to Company a commission (the "Commission") to be calculated and paid as follows:

                           (a) DEFINITIONS: The following terms shall have
the meanings indicated:

                                    (i) "BILLINGS" shall mean the amount of
all invoices rendered by MDI

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during the Term, or any renewal term of this Agreement, for all products and services, excluding sales tax and freight, as well as the value received from bartering products or services, all determined in accordance with generally accepted accounting principles ("GAAP"). MDI agrees to shall use reasonable efforts to render invoices on a weekly basis to those customers who will permit billing on a weekly basis.

                                    (ii) "COLLECTIONS" shall mean the amount
of payments received by MDI on Billings directly from the party billed and payments received by MDI on Billings from any factor who purchases those Billings, all determined in accordance with GAAP.

                                    (iii) "MINIMUM" for any calendar month
shall mean the sum of $337,500.00 multiplied by the number of months (with any partial month expressed as a fraction) since the beginning of the Term, provided the Minimum shall never be greater than $12,150,000.00. The Minimum shall be calculated as of the end of each calendar month.

                           (b) AMOUNT AND PAYMENT. The Commission shall be
calculated and payable in accordance with the following provisions:

                                    (i) For the period from December 15, 1994
through February 28, 1995, MDI shall pay to Company a Commission equal to five and one-third percent (5.33%) of all Collections during the said period in excess of $843,750.00, which Commission shall be due and payable on or before March 15, 1995.

                                    (ii) On April 15, 1995 and on the
fifteenth (15th) day of each month thereafter until MDI no longer has Collections, MDI shall pay to Company, as Commission, an amount equal to: (A) five and one-third percent (5.33%) of those Collections received from the Start Date until the last day of the prior calendar month in excess of the Minimum, MINUS (B) any Commission previously paid by MDI to Company.

                           (c) EXAMPLE. An Example of the application of
subparagraph (b) (ii) is as follows: If by May 31, 1995, MDI has Collections of $3,000,000.00, but has already paid Commission of $55,000.00, then the Commission due on June 15, 1995 would be $7,906.25, calculated as follows:

                           (i)      Minimum equals $337,500 x 5.5 =
                                    $1,856,250.00
                           (ii) Collections ($3,000,000.00) minus Minimum ($1,856,250.00) = $1,143.750.00
                           (iii)    Multiplied by 5.33% = $60,961.88
                           (iv)     Less Commission previously paid
                                    ($55,000.00) = $5,961.88

                           (d) MONTHLY STATEMENT. Together with each payment
of Commission, or if no Commission is due then on the date that said payment would otherwise be due, MDI shall provide Company with a statement setting forth the Billings and Collections of the previous month.

                           (e) RIGHT OF AUDIT. Company shall have the right
to audit MDI's books and records relating to Billings and Collections no more than once in any twelve month period. In

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the event that such audit reveals that the monthly statements for the prior twelve (12) months have under-reported Collections by five (5%) percent or more, MDI shall reimburse Company for the cost of the audit, in addition to payment of amount under-reported.

                  4. INDEPENDENT CONTRACTOR STATUS. Company shall perform services for MDI pursuant to this Agreement as an independent contractor. Company will pay all withholding taxes due on behalf of its employees and any and all income taxes and other taxes of any type or description whatsoever without withholding or contribution by MDI. Additionally, Company acknowledges that neither it nor its employees or owners shall not be entitled to fringe benefits of any nature, as a result of serving as a consultant pursuant to the terms of this Agreement, including, but not limited, pension benefits, life insurance, paid vacation, use of company vehicles, or any other benefits similarly offered by MDI to its employees. Company is under the control of MDI as to the result of Company's work only and not as to the means by which such results are accomplished. This Agreement shall not be construed as a partnership and neither party hereto shall be liable for any obligation incurred by the other except as provided elsewhere herein.

                  5. RECORDS OF MDI. Company, during the term of this Agreement may work on and be consulted with respect to matters for customers of MDI. All such matters are highly confidential. Company understand and agrees that Company shall acquire no rights to any of this information. All records, notes, memoranda, files, financial statements, client and customer lists, brochures, documents and all other similar material relating to MDI or its business or those of its customers (hereinafter referred to as the "Records") which shall come into possession of Company, shall remain and be deemed to be the property of MDI. Company shall promptly return any originals and all copies of the Records to MDI upon request. Upon the termination of this Agreement for whatever reason, Company shall promptly deliver to MDI the Records in his possession or delivered to or otherwise acquired by him concerning MDI or its clients.

                  6. NON-DISCLOSURE. Except with the prior written consent of MDI, which consent is within the sole discretion of MDI, Company agrees that it will not directly or indirectly, during or after the term of this Agreement, disclose or reveal (except as Company is required to disclose by court order, summons, subpoena or similar process of law or to Company's attorney in connection with the foregoing) to or use for itself or others, the confidential information of MDI or its customers including, but not limited to proprietary information, secrets, the lists of MDI's customers, any secret or confidential information or data regarding the business of MDI, any secret or confidential information or data concerning the customers or prospective customers of MDI. Such secrets shall include but are not limited to programs, data systems, processes, computer programs, computer systems, equipment and configurations, financial information, and pricing policies.

                  8. DEFAULT. MDI shall not be deemed to be in default of any of its obligations to Company hereunder, unless and until a Commission payment has not been made for thirty (30) days after the date due. At such time the delinquent payment shall accrue interest at the rate of three percent (3%) per annum above the Wall Street Journal Prime Rate until paid, and if any payment is not paid within ninety (90) days of the date due, then Company shall have the right to terminate this Agreement by written notice to MDI. In such event, Company may,

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at its option either: (i) bring one or more actions against MDI to collect the Commission as and when it would become due under the terms of this Agreement, or (ii) bring a single action for liquidated damages calculated as the greater of (A) the monthly Commission payment for the twelve (12) months prior to the default or such lesser number of months as the Agreement has been in effect, multiplied by the number of months remaining during the Term after the month of default, or (B) the sum of $833,250.00 minus any Commission previously paid by MDI to Company.

                  10. MISCELLANEOUS.

                           (a) This Agreement shall be binding upon and the
benefits shall inure to the heirs, successors and assigns of the parties hereto, subject to paragraph 10(c) below.

                           (b) All notices provided for under this Agreement
shall be in writing and shall be sufficient if sent by certified mail to the following listed addresses of the parties hereto or to such other address as shall be designated in writing to the other party:

         MDI:                  201 S. Ann Street
                               Hartford, CT  06103
                               ATTN: Mr. Steven Saferin

         With a copy to:       Barry Weiskopf, Esquire
                               Kaplan, Heyman, Greenberg,
                               Engelman & Belgrad, P.A.
                               20 S. Charles Street, 10th Flr.
                               Baltimore, Maryland  21201

         Company:              157 Breezy Hill Road
                               Stamford, CT  06903
                               Attn:  Mr. Richard Kelly

         With a copy to:       Alice Ann Fitzpatrick, Esquire
                               Cacace, Tusch & Santagata
                               777 Summer Street
                               P. O. Box 15859
                               Stamford, CT  06901-0859

                           (c) This Agreement is personal to the parties
hereto and may not be assigned,sold or otherwise conveyed by either of them, except that MDI may assign or sell its rights hereunder in connection with a sale of all or substantially all of the assets of MDI, provided that at the time of such sale, MDI shall be required to satisfy all payment obligations to Company under this Agreement, even if such payments are not yet due.

                           (d) The failure of any party hereto to enforce at
any time any of the provisions or terms of this Agreement shall not be construed to be a waiver of such provision or term, nor of the right of any party thereafter to enforce such term or provision.

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                           (e) This Agreement constitutes the entire
agreement between MDI and Company regarding rendering procurement services, and there are no agreement or understandings concerning such Agreement which are not fully set forth herein or in other agreements referenced herein.

                           (f) If any provision of this Agreement is invalid
or unenforceable in any jurisdiction, the other provisions herein shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to effectuate the purpose and intent of this Agreement, and the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the durability of enforceability of any such provision in any other jurisdiction.

                           (g) The titles of the paragraphs throughout this
Agreement are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or moaning of the provisions of this instrument.

                           (h) Whenever any provision in this Agreement
assumes a right or responsibility to MDI or Company after termination of this Agreement, said right or responsibility shall survive the termination of this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have signed, or caused to be signed these presents.

ATTEST:                                MEDIA DROP-IN PRODUCTIONS, INC.

  /s/ Barry Weiskopf                   By:   /s/ Steven Saferin
----------------------------------        ----------------------------------.
                                                 Steven Saferin, President

WITNESS:                               STAMFORD MEDIA GROUP, LLC


                                               By: /s/
----------------------------------        ----------------------------------.
                                                                     Company

                                               Its:
                                                    ------------------------

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